Results of Annual Stockholder Meeting Voting
Held March 6, 2008

1.)Election of Directors -- The stockholders of the Fund elected Nigel Tulloch and William Kirby as Class III directors to serve for a term expiring on the date on which the annual meeting of stockholders is held in 2011.

 Nigel Tulloch  For:7,187,567  Against:0  Abstain: 1,779,213
 William Kirby  For:8,765,368  Against:0  Abstain: 201,411

2.)To approve the elimination of the Funds fundamental investment policy requiring at least 65% of the Funds assets to be invested in the equity securities of China companies.

 For:6,181,086  Against:236,621  Abstain:77,023